Exhibit 99

Company Contact:	Investor and Media Contact:
Marty Filogamo Senior Vice President – Marketing Manager Farmers & Merchants Bancorp, Inc. (419) 445-3501 ext. 15435 mfilogamo@fm.bank	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Farmers & Merchants Bancorp, Inc. Reports

2017 Third-Quarter and Year-to-Date Financial Results

ARCHBOLD, OHIO, October 18, 2017, Farmers & Merchants Bancorp, Inc. (Nasdaq: FMAO) today reported financial results for the 2017 third quarter ended September 30, 2017.

2017 Third Quarter Financial Highlights Include (on a year-over-year basis unless noted):

•	58 consecutive quarters of profitability

•	Total assets up 4.4% to $1,090,155,000

•	Total gross loans increased 7.9% to $795,205,000

•	Net interest income after provision for loan losses increased 11.2% to $9,103,000

•	Net income increased 6.9% to $3,222,000

•	Earnings per basic and diluted shares increased 6.1% to $0.35

(share data has been adjusted to reflect the two-for-one stock split on September 20, 2017)

•	Return on average assets increased three basis points to 1.20%

•	Return on average equity increased 18 basis points to 9.76%

“F&M continues to generate record financial results, as the company implements its growth-oriented business plan,” stated Paul S. Siebenmorgen, President and Chief Executive Officer. “We are extremely pleased with the operating and financial milestones we have achieved this year. For the 2017 third quarter, total loans increased 7.9% to a record $795,205,000, and profitability improved 6.9%, driven by a net interest margin of 3.71% for the 2017 third quarter, which was an increase of 14 basis points over the prior year period. As a result of F&M’s strong performance, the board of directors during the 2017 third quarter approved a two-for-one stock split, and an 8.3% increase in the company’s declared quarterly dividend. We believe our growth-oriented focus and improvements to our capital structure, create a strong foundation to support strategic opportunities, while benefitting shareholders with greater liquidity. Throughout our recent growth phase, we remain committed to proactively managing risk. While our loan portfolio has increased nearly 8.0% over the past 12 months, our non-performing assets have declined 7.9%.”

Income Statement

Net income for the 2017 third quarter ended September 30, 2017, was $3,222,000, or $0.35 per basic and diluted share compared to $3,015,000, or $0.33 per basic and diluted share for the same period last year. The share data has been adjusted to reflect the two-for-one stock split that became effective on September 20, 2017. The 6.9% improvement in net income for the 2017 third quarter was primarily due to an 11.2% increase in interest income after provision for loan losses, partially offset by a 9.6% decrease in noninterest income and a 6.3% increase in noninterest expense. Net income for the 2017 nine-month period was $9,284,000, or $1.00 per basic and diluted share compared to $8,470,000, or $0.92 per basic and diluted share for the nine-month period of 2016.

Loan Portfolio and Asset Quality

Total loans, net of allowance and deferred fees and costs, at September 30, 2017, increased 7.7% to a record $788,335,000, compared to $732,070,000 at September 30, 2016, and up 4.9% from $751,310,000 at December 31, 2016. Year-over-year loan growth was strong across many of the company’s lending areas and included a 17.2% increase in consumer loans, a 17.1% increase in commercial and industrial loans, an 11.3% increase in industrial development bonds, a 10.0% increase in agricultural loans, a 6.9% increase in agricultural real estate loans, and a 6.5% increase in commercial real estate loans, partially offset by a 2.3% reduction in consumer real estate loans.

The company’s provision for loan losses for the 2017 third quarter was $99,000, compared to $308,000 for the 2016 third quarter. Year-to-date, the provision for loan losses was $197,000, compared to $924,000 for the same period last year.

F&M’s loan quality remains strong as the allowance for loan losses to nonperforming loans was 397.4% at September 30, 2017, compared to 584.2% at September 30, 2016. Net charge-offs for the third quarter ended September 30, 2017 were $87,000, or 0.01% of average loans, compared to $189,000 or 0.03% of average loans, at September 30, 2016. Year-to-date, net charge-offs were $111,000, or 0.01% of average loans outstanding, compared to $369,000, or 0.05% of average loans outstanding for the same period last year.

Stockholders’ Equity and Dividends

Tangible stockholders’ equity increased to $128,278,000 at September 30, 2017, compared to $120,763,000 at December 31, 2016, and $122,048,000 at September 30, 2016. On a per share basis, tangible stockholders’ equity at September 30, 2017, was $13.84, compared with $13.02 at December 31, 2016, and $13.20 at September 30, 2016. The increase in tangible stockholders’ equity is the result of growth in retained earnings due to increased profitability. At September 30, 2017, the company had a Tier 1 leverage ratio of 12.02%, compared to 11.74% at September 30, 2016.

For the 2017 third quarter, the company declared and raised the cash dividend by 8.3% to $0.13 per share, which represented a dividend payout ratio of 37.0% compared to 34.9% for the same period last year.

Mr. Siebenmorgen concluded, “Economic trends within our Northwest Ohio and Northeast Indiana markets remain stable, helping F&M produce strong financial results. We continue to focus on building F&M’s brand throughout our new markets, such as Fort Wayne, Indiana and Bowling Green, Ohio. To this end, I am pleased F&M was once again voted the best bank in the 2017 Readers Choice competition in the Fort Wayne market. Over the past three years, we have opened three locations, and we are excited about the opportunities to expand our footprint in future periods as F&M’s customer focus, and community banking orientation resonates with customers. In addition, our strong capitalization and profitability, combined with our successful and proactive risk management, provides F&M with the financial flexibility to support our strategic growth opportunities. With one quarter remaining, we continue to expect 2017 will be another good year for the bank.”

About Farmers & Merchants State Bank:

The Farmers & Merchants State Bank is a local independent community bank that has been serving Northwest Ohio and Northeast Indiana since 1897. The Farmers & Merchants State Bank provides commercial banking, retail banking and other financial services through its 24 offices. Our locations are in Fulton, Defiance, Henry, Lucas, Williams, and Wood counties in Northwest Ohio. In Northeast Indiana, we have offices located in DeKalb, Allen and Steuben counties.

Safe Harbor Statement

Farmers & Merchants Bancorp, Inc. (“F&M”) wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995. Statements by F&M, including management’s expectations and comments, may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking conditions, competitive factors specific to markets in which F&M and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions. F&M assumes no responsibility to update this information. For more details, please refer to F&M’s SEC filings, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Such filings can be viewed at the SEC’s website, www.sec.gov.

FARMERS & MERCHANTS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME & COMPREHENSIVE INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Interest Income
Loans, including fees	$9,547	$8,629	$27,367	$24,997
Debt securities:
U.S. Treasury and government agencies	605	559	1,870	1,734
Municipalities	290	344	905	1,093
Dividends	49	36	135	111
Federal funds sold	7	7	10	9
Other	37	15	93	37

Total interest income	10,535	9,590	30,380	27,981
Interest Expense
Deposits	1,161	947	3,289	2,686
Federal funds purchased and securities sold under agreements to repurchase	135	115	366	346
Borrowed funds	37	37	110	110

Total interest expense	1,333	1,099	3,765	3,142

Net Interest Income – Before Provision for Loan Losses	9,202	8,491	26,615	24,839
Provision for Loan Losses	99	308	197	924

Net Interest Income After Provision
For Loan Losses	9,103	8,183	26,418	23,915
Noninterest Income
Customer service fees	1,320	1,711	4,131	4,497
Other service charges and fees	1,134	941	3,214	2,850
Net gain on sale of loans	181	216	600	619
Net gain on sale of available for sale securities	—	47	47	503

Total noninterest income	2,635	2,915	7,992	8,469
Noninterest Expense
Salaries and Wages	3,236	2,981	9,374	8,661
Employee benefits	943	849	2,648	2,426
Net occupancy expense	434	359	1,221	1,083
Furniture and equipment	493	438	1,456	1,293
Data processing	300	360	919	1,132
Franchise taxes	226	219	676	658
Net (gain) loss on sale of other assets owned	13	(6)	27	39
FDIC Assessment	82	126	247	368
Mortgage servicing rights amortization	85	123	266	311
Other general and administrative	1,545	1,473	4,692	4,594

Total other operating expenses	7,357	6,922	21,526	20,565

Income Before Income Taxes	4,381	4,176	12,884	11,819
Income Taxes	1,159	1,161	3,600	3,349

Net Income	3,222	3,015	9,284	8,470

Other Comprehensive Income (Loss) (Net of Tax):
Net unrealized gain (loss) on available for sale securities	(472)	58	1,984	2,652
Reclassification adjustment for gain on sale of available for sale securities	—	(47)	(47)	(503)

Net unrealized gain (loss) on available for sale securities	(472)	11	1,937	2,149
Tax expense (benefit)	(160)	4	659	731

Other comprehensive income (loss)	(312)	7	1,278	1,418
Comprehensive Income	$2,910	$3,022	$10,562	$9,888

Earnings Per Share – Basic and Diluted (1)	$0.35	$0.33	$1.00	$0.92

Dividends Declared (1)	$0.13	$0.12	$0.37	$0.34

(1) Share data has been adjusted to reflect a 2-for-1 stock split on September 20, 2017

FARMERS & MERCHANTS BANCORP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of dollars)

	(in thousands of dollars)
	September 30, 2017	December 31, 2016
	(Unaudited)
Assets
Cash and due from banks	$48,313	$27,348
Federal funds sold	791	974

Total cash and cash equivalents	49,104	28,322
Interest-bearing time deposits	2,541	1,915
Securities – available-for-sale	192,811	218,527
Other securities, at cost	3,717	3,717
Loans held for sale	2,147	2,055
Loans, net	788,335	751,310
Premises and equipment	21,473	21,457
Goodwill	4,074	4,074
Mortgage servicing rights	2,264	2,192
Other real estate owned	615	774
Bank owned life insurance	14,446	14,376
Other assets	8,628	7,176

Total Assets	$1,090,155	$1,055,895

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest-bearing	$189,963	$186,390
Interest-bearing
NOW accounts	294,911	230,446
Savings	224,911	226,537
Time	193,581	198,830

Total deposits	903,366	842,203
Federal Funds purchased and securities sold under agreements to repurchase	35,550	70,324
Federal Home Loan Bank (FHLB) advances	10,000	10,000
Dividend payable	1,193	1,053
Accrued expenses and other liabilities	7,157	6,738

Total liabilities	957,266	930,318

Commitments and Contingencies
Stockholders’ Equity
Common stock – No par value 20,000,000 shares authorized; issued and outstanding 10,400,000 shares 9/30/17 and 12/31/16 (1)	11,388	11,947
Treasury Stock – 1,133,324 shares 9/30/17, 1,158,250 shares 12/31/16 (1)	(12,126)	(12,267)
Retained earnings	134,320	127,869
Accumulated other comprehensive loss	(693)	(1,972)

Total stockholders’ equity	132,889	125,577

Total Liabilities and Stockholders’ Equity	$1,090,155	$1,055,895

(1) Share data has been adjusted to reflect a 2-for-1 stock split on September 20, 2017

	For the Three Months Ended		For the Nine Months Ended
	September 30		September 30
Selected financial data	2017	2016	2017	2016
Return on average assets	1.20%	1.17%	1.16%	1.11%
Return on average equity	9.76%	9.58%	9.57%	9.13%
Yield on earning assets	4.24%	4.03%	4.12%	4.00%
Cost of interest bearing liabilities	0.72%	0.60%	0.68%	0.59%
Net interest spread	3.52%	3.42%	3.44%	3.41%
Net interest margin	3.71%	3.57%	3.61%	3.56%
Efficiency	61.41%	60.09%	61.49%	61.70%
Dividend payout ratio	37.03%	34.93%	36.51%	36.71%
Tangible book value per share (1)	$13.84	$13.20
Tier 1 capital to average assets	12.02%	11.74%

	September 30
Loans	2017	2016
(Dollar amounts in thousands)
Commercial real estate	$394,481	$370,315
Agricultural real estate	63,603	59,502
Consumer real estate	84,283	86,301
Commercial and industrial	124,078	105,961
Agricultural	87,095	79,191
Consumer	35,843	30,585
Industrial development bonds	6,555	5,892
Less: Net deferred loan fees and costs	(733)	(690)

Total loans	$795,205	$737,057

	September 30
Asset quality data	2017	2016
(Dollar amounts in thousands)
Nonaccrual loans	$1,729	$1,132
Troubled debt restructuring	$679	$704
90 day past due and accruing	$—	$—
Nonperforming loans	$1,729	$1,132
Other real estate owned	$615	$1,412
Non-performing assets	$2,344	$2,544

(Dollar amounts in thousands)
Allowance for loan and lease losses	$6,870	$6,612
Allowance for loan and lease losses/total loans	0.86%	0.90%
Net charge-offs:
Quarter-to-date	$87	$189
Year-to-date	$111	$369
Net charge-offs to average loans
Quarter-to-date	0.01%	0.03%
Year-to-date	0.01%	0.05%
Non-performing loans/total loans	0.22%	0.15%
Allowance for loan and lease losses/nonperforming loans	397.35%	584.18%

(1) Share data has been adjusted to reflect a 2-for-1 stock split on September 20, 2017